Exhibit 3.1

FRANCISCO V. AGUILAR Secretary of State 401 North Carson Street Carson City, Nevada 89701-4201 (775) 684-5708 Website: www.nvsos.gov

Certificate, Amendment or Withdrawal of Designation

NRS 78.1955, 78.1955(6)

☐ Certificate of Designation

☐ Certificate of Amendment to Designation - Before Issuance of Class or Series

☒ Certificate of Amendment to Designation - After Issuance of Class or Series

☐ Certificate of Withdrawal of Certificate of Designation

TYPE OR PRINT - USE DARK INK ONLY - DO NOT HIGHLIGHT

1. Entity information:	Name of entity:
XTI AEROSPACE, INC.
	Entity or Nevada Business Identification Number (NVID):	NV19991226183
2. Effective date and time:	For Certificate of Designation or Amendment to Designation Only (Optional):	Date:	May 1, 2024	Time:	12:00 am
(must not be later than 90 days after the certificate is filed)
3. Class or series of stock: (Certificate of Designation only)	The class or series of stock being designated within this filing:
4. Information for amendment of class or series of stock:	The original class or series of stock being amended within this filing: Series 9 Preferred Stock
5. Amendment of class or series of stock:	☐	Certificate of Amendment to Designation- Before Issuance of Class or Series As of the date of this certificate no shares of the class or series of stock have been issued.
☒

Certificate of Amendment to Designation- After Issuance of Class or Series

The amendment has been approved by the vote of stockholders holding shares in the corporation entitling them to exercise a majority of the voting power, or such greater proportion of the voting power as may be required by the articles of incorporation or the certificate of designation.

6. Resolution: Certificate of Designation and Amendment to Designation only)

By resolution of the board of directors pursuant to a provision in the articles of incorporation this certificate establishes OR amends the following regarding the voting powers, designations, preferences, limitations, restrictions and relative rights of the following class or series of stock.*

See attached.

7. Withdrawal:	Designation being Withdrawn:	Date of Designation:

No shares of the class or series of stock being withdrawn are outstanding.

The resolution of the board of directors authorizing the withdrawal of the certificate of designation establishing the class or series of stock: *

8. Signature: (Required)	X	/s/ Scott Pomeroy	Date:	April 30, 2024
Signature of Officer

* Attach additional page(s) if necessary	Page 1 of 1
This form must be accompanied by appropriate fees.	Revised: 8/1/2023

CERTIFICATE OF AMENDMENT

TO DESIGNATIONS OF PREFERENCES AND RIGHTS OF

SERIES 9 PREFERRED STOCK

OF

XTI AEROSPACE, INC.,

a Nevada corporation

Pursuant to a resolution of the board of directors of XTI AEROSPACE, INC. (“Corporation”), a corporation organized and existing under the laws of the State of Nevada, and the authority contained in the Certificate of Designation of Preferences and Rights of Series 9 Preferred Stock (“Certificate”) and Section 78.1955 of the Nevada Revised Statutes (“NRS”), the Certificate is hereby amended as follows:

FIRST: Section 12(b) of the Certificate is hereby amended and restated in its entirety to state as follows: “Intentionally Omitted.”

SECOND: Section 9 of the Certificate is hereby amended and restated in its entirety to state as follows:

“Secion 9. Corporation Optional Redemption.

(a)	Subject to the terms and conditions herein, at any time the Corporation may elect, in the sole discretion of the Board, to redeem all or any portion of the Series 9 Stock then issued and outstanding from all of the Series 9 Holders (a “Corporation Optional Redemption”) by paying to the applicable Series 9 Holders an amount in cash (or, if accepted by the Series 9 Holder, securities or other property of the Company) equal to the Series 9 Preferred Liquidation Amount then applicable to such shares of Series 9 Stock being redeemed in the Corporation Optional Conversion (the “Redemption Price”).

(b)	The Corporation shall provide written notice of any Corporation Optional Redemption to the Series 9 Holder(s) within five (5) Business Days (“Notice Period”) prior to the consummation of the applicable Corporation Optional Redemption, and thereafter such Corporation Optional Redemption shall be completed within such five day period following the delivery of such written notice, and at such time the Corporation shall deliver to the Series 9 Holder(s) the Redemption Price in valid funds (or equivalent value of securities or other property if accepted by the Series 9 Holder). Each Series 9 Holder agrees to execute and deliver to the Corporation such instruments and documents, and to take such actions, as reasonably required to consummate the Corporation Optional Redemption.”